Exhibit 4

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of February 28, 2013, by and among Gores Radio Holdings, LLC (“Gores”) ,Triton Media Group, LLC (“Triton”) and Dial Global, Inc., a Delaware corporation (the “Company”). Each of Gores and Triton is referred to herein as a “Contributing Stockholder” and, collectively, the “Contributing Stockholders”.

RECITALS

WHEREAS, the Contributing Stockholders hold a majority of the outstanding shares of the Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), Class B Common Stock, par value $.01 per share (the “Class B Common Stock”), and Series A Preferred Stock, par value $.01 per share (the “Series A Preferred” and together with the Class A Common Stock and the Class B Common Stock, the “Voting Securities”), of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Capitalized Terms. As used in this Agreement, the following terms have the following meanings:

(a) “A&R First Lien Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of February 28, 2013, by and among the company, the lenders party thereto, General Electric Capital Corporation as administrative agent and collateral agent, ING Capital LLC as syndication agent, and GE Capital Markets, Inc. and ING Capital LLC, as joint lead arranges and joint bookrunners, as in effect on the date hereof.

(b) “Agreement” has the meaning set forth in the preamble hereto.

(c) “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

(d) “Company” has the meaning set forth in the recitals hereto.

(e) “Contributing Stockholder” or “Contributing Stockholders” has the meaning set forth in the preamble hereto.

(f) “Fourth Limited Waiver” means the Fourth Limited Waiver and Restructuring Support Agreement dated as of February 28, 2013 by and among the Company and the lenders party thereto.

(g) “Gores” has the meaning set forth in the preamble hereto.

(h) “Owned Shares” has the meaning set forth in Section 3.01(b).

(i) “Restructuring Transactions” has the meaning set forth in the A&R Credit Agreement.

(j) “Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance, hypothecation or other disposition of such security or the Beneficial Ownership thereof (including by operation of law), or the entry into any contract to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security or other rights in or of such security, the granting of any proxy with respect to such security, depositing such security into a voting trust or entering into a voting agreement with respect to such security.

(k) “Triton” has the meaning set forth in the preamble hereto.

ARTICLE II

AGREEMENT TO VOTE

Section 2.01 Agreement to Vote. Subject to the terms and conditions hereof, each Contributing Stockholder irrevocably and unconditionally agrees that, unless the First Lien Agent has notified the Contributing Stockholders that it is not prepared to consummate the Restructuring Transactions, on April 16, 2013 it will execute a written consent approving the Second Amended and Restated Certificate of Incorporation of the Corporation (the “A&R Certificate of Incorporation”) and such other matters relating to the Restructuring Transactions as require approval of the stockholders of the Company (if any).

Section 2.02 Restrictions on Transfer, Etc. Except as provided for herein, each Contributing Stockholder agrees, from the date hereof until such Contributing Stockholder has executed the written consent in accordance with Section 2.01, not to (i) directly or indirectly Transfer or offer to Transfer any Owned Shares unless the transferee of such Owned Shares agrees in writing for the benefit of the parties hereto to be bound by the terms of this Agreement; (ii) tender any Owned Shares into any tender or exchange offer or otherwise; (iii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to such Owned Shares or (iv) otherwise restrict the ability of such Contributing Stockholder freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of Contributing Stockholders. The Contributing Stockholders, severally and not jointly, represent and warrant to the Company as of the date of this Agreement and at all times during the term of this Agreement, as follows:

(a) Each Contributing Stockholder has the requisite capacity and authority to execute and deliver this Agreement and to fulfill and perform such Contributing Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Contributing Stockholder and constitutes a legal, valid and binding agreement of such Contributing Stockholder enforceable by the Company against such Contributing Stockholder in accordance with its terms.

(b) The number of shares of Voting Securities owned by such Contributing Stockholder as of the date hereof are set forth next to such Contributing Stockholder’s name on Schedule A of this Agreement (such Contributing Stockholder’s the “Owned Shares”). Such Contributing Stockholder or an affiliate controlled by such Contributing Stockholder has full and unrestricted power to dispose of and vote all of such Contributing Stockholder’s Owned Shares without the consent or approval of, or any other action on the part of any other Person, and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement with respect to, such Contributing Stockholder’s Owned Shares.

(c) The Owned Shares of the Contributing Stockholders represent a majority of the issued and outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock.

ARTICLE IV

ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Section 4.01 Non-Interference; Further Assurances. Each Contributing Stockholder agrees that, prior to the termination of this Agreement, such Contributing Stockholder shall not take any action that would make any representation or warranty of such Contributing Stockholder contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Contributing Stockholder of its obligations under this Agreement. Each Contributing Stockholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by the Company to confirm and assure the rights and obligations set forth in this Agreement or to consummate the transactions contemplated by this Agreement.

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ARTICLE V

GENERAL

Section 5.01 Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or overnight courier service or by facsimile, to the address provided by such party to the Company, and, or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication, if to a Contributing Stockholder, will be effective (A) if delivered by hand or overnight courier service, when such delivery is made at the address specified in this Section 5.01, or (B) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 5.01 and appropriate confirmation is received.

Section 5.02 Parties in Interest. Each of

(i) General Electric Capital Corporation, as administrative agent (the “First Lien Agent”) under that certain Credit Agreement, dated as of October 21, 2011, by and among the Company, the lenders party thereto, General Electric Capital Corporation as administrative agent and collateral agent, ING Capital LLC as syndication agent, and GE Capital Markets, Inc. and ING Capital LLC, as joint lead arranges and joint bookrunners; and

(ii) Cortland Capital Market Services LLC as administrative agent (the “Second Lien Agent” and together with the First Lien Agent, the “Third Party Beneficiaries”) under that certain Credit Agreement, dated as of October 21, 2011, by and among the Company, the lenders party thereto, Cortland Capital Market Services LLC as administrative agent and collateral agent, Macquarie Capital (USA) Inc. as syndication agent, and GE Capital Markets, Inc. and Macquarie Capital (USA) Inc., as sole lead arranger and sole lead bookrunner are hereby made express beneficiaries of this agreement, entitled to enforce the provisions hereof as if they were parties hereto, and this Agreement may not be terminated without the written consent of the Third Party Beneficiaries. Other than such express third party beneficiaries and the parties to this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.03 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another state otherwise to govern this Agreement.

Section 5.04 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 5.05 Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto, in whole or part (whether by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempt to do so shall be null and void.

Section 5.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 5.07 Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles and Sections refer to Articles and Sections of this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (i) in the case of agreements, documents or instruments, by waiver or consent and (ii) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person will refer to its predecessors and successors and permitted assigns.

Section 5.08 Amendments and Waivers. This Agreement may not be amended except by the express written agreement signed by all of the parties to this Agreement and the Third Party Beneficiaries. No waiver of any provision of this Agreement shall be effective without the written consent of the Third Party Beneficiaries.

Section 5.09 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

Section 5.10 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

Section 5.11 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 5.12 Counterparts; Effectiveness; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement will become effective and binding upon each Contributing Stockholder when executed by such Contributing Stockholder and the Company. This Agreement may be executed by facsimile signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

Section 5.13 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 5.14 Submission to Jurisdiction. Each party hereto hereby irrevocably consents and agrees, for the benefit of each party, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement and with respect to the enforcement, modification, vacation or correction of an award rendered in an arbitration proceeding may be brought in any state or federal court located in the state of Delaware and hereby irrevocably accepts and submits to the non-exclusive jurisdiction of each such court with respect to any such action, suit or proceeding. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO WAIVES ANY AND ALL RIGHTS THE PARTY MAY HAVE TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT OR IN CONNECTION THEREWITH. Each party hereto waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such court and hereby further waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum. Each party agrees that (i) to the fullest extent permitted by law, service of process may be effectuated hereinafter by mailing a copy of the summons and complaint or other pleading by certified mail, return receipt requested, at its address set forth herein or delivered to the Company, as the case may be, and (ii) all notices that are required to be given hereunder may be given by the attorneys for the respective parties.

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

GORES RADIO HOLDINGS, LLC

By:	The Gores Group, LLC
Its:	Manger

By:
Name:
Title:

TRITON MEDIA GROUP, LLC

By:
Name:
Title:

DIAL GLOBAL, INC.

By:
Name:
Title:

SCHEDULE A

BENEFICIAL OWNERSHIP OF SHARES AND COMPANY COMMON STOCK

Contributing Stockholder	Number and Class of Owned Shares[1]
Gores Radio Holdings, LLC	17,141,549 Class A Common Stock

Triton Media Group, LLC	71,428 Class A Common Stock 34,237,638 Class B Common Stock 9,691 Series A Preferred Stock

[1]	Does not include any shares that any Contributing Stockholder may be deemed to Beneficially Own because of its membership in a group under Section 13(d) of the Securities Exchange Act of 1934, as amended.